Exhibit 10.20
Group supplementary retirement systems for which executives in the
ANTARGAZ Company are eligible
Reminder: the Antargaz company offers:
•
A group retirement scheme with benefits defined as ‘additive’ (referred to as “article 39”), implemented for management-grade employees with an 880 rating from the French oil industry collective labour agreement (CCN) and for members of the management board, for which eligibility is contingent on completion of the beneficiary’s career within the company by means of a unilateral decision dated 17 August 2009

•
A group compulsory retirement scheme with pre-defined contributions (referred to as “article 83”) implemented for all staff members and formalised by a group agreement dated 10 July 2009, supplemented for executive management employees (as defined by the duration of work [article L. 3111-2 of the French Labour code]) by a unilateral decision dated 17 August 2009.

Insofar as company officer executives are equated with executives of the Antargaz company for all the additional factors in compensation and company benefits, they are also eligible for this type of benefit under the same conditions.
This is why the Board of Directors is requested to allow Mr Varagne, chairman and chief executive of the Antargaz company, to be eligible for the group retirement scheme with benefits defined as additive (“article 39”) and for the group compulsory retirement system with defined contributions (“article 83”) under the same conditions as those obtaining for management-grade employees in the category with which he is equated.
The main technical and financial characteristics of currently applicable scheme are as follows:
I. Retirement system with defined benefits (“Article 39”)
I.1. Characteristics of the system and calculation of potential entitlements
The system in effect is a retirement scheme with pre-defined, additive benefits. It is a group and random system implemented for Antargaz managers with an 880 rating from the French oil industry collective labour agreement for members of the management board meeting the conditions stipulated herein under:
•	The executive must have five years’ seniority in Antargaz group companies and/or in its parent company, UGI

•	The executive must be aged at least 65 (or 62 against a 1% discount per year prior to the age of 65)

•	The executive must have liquidated his or her basic compulsory social security retirement scheme

•
The executive must have ended his or her career in full within the company. This condition may be met when the person in question is considered a staff member at the retirement date subject to specific exemption cases authorised by the administration and stipulated in the regulations.

The purpose of the scheme is to provide beneficiaries with a supplementary retirement benefit calculated against their compensation package (base salary + bonuses excluding non-recurring variable remuneration packages equal to the average of the last thirty-six months prior to retiring), taken into account for the proportion exceeding six times the annual social security ceiling and their seniority within companies belonging to the Antargaz group and/or its parent company, UGI. Accordingly, insofar as they meet the conditions stated above, beneficiaries receive under the terms of the regulations an additional annual retirement pension equal to 2.25% of the benchmark compensation for each year of seniority, given that:
•	Remuneration is taken into account only for the proportion exceeding six times the annual social security ceiling

•	Seniority taken into account is capped at ten years

•
Retirement pensions applicable under additional company retirement schemes and specifically the pre-defined contribution retirement schemes and entitlements acquired as a result of years of employment in the Elf Aquitaine group (CREA, IPREA, ISO CREA schemes) reduce the amount the annuity payable

•	In all events, the annuity amount payable from the scheme may not exceed 15% of the average remuneration of the thirty-six months preceding retirement.
As regards the benchmark remuneration, it is stipulated that it is formally defined by the retirement scheme regulations and applies to company officers under the same conditions, which naturally includes remuneration received as a company office (with regards to the base and bonus proportions as authorised by the Board of Directors). The same applies to seniority, which is calculated as per the terms of the regulations from the date at which the beneficiary joins one of the companies belonging to the Antargaz group and/or its parent company, UGI, for any purpose whatsoever.
As a reminder, Mr François Varagne joined Antargaz on 1 April 2001 and currently has eight years’ seniority.
It is also pointed out that the payment may be made to the surviving spouse and, where applicable, to former divorced spouses who have not married again under allocation conditions defined by the regulations, provided that the beneficiary stipulates the option no later than the liquidation date and under the conditions and terms defined in the insurance policy. It is further stipulated that in the event that a reversion payment option is preferred, the cost of reversion is deducted from the amount of the main payment made to the beneficiary as per the terms and conditions stipulated in the insurance policy.
All provisions in the retirement regulations (including those not specific herein) are applicable to the chairman and chief executive under the same terms and conditions.
I.2. Commitment amount
Financing for this benefit for all executive managers concerned amounts to an overall social liability commitment by September 2020 estimated at EUR 1,500,377 at a constant rate (excluding inflation), which at current Euro value amounts to EUR 1,994,041.
The Board is reminded that the system is financed in full by the Antargaz company as part of an insurance policy taken out with Cardif BNP Paribas.

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II. Retirement scheme with pre-defined contributions (“Article 83”)
It is further stipulated that an additional complementary retirement scheme with predefined contributions (“article 83”) was implemented on 1 October 2002 for all Antargaz employees which stipulates financing by the company of a contribution equal for managers to 1.5% of the gross salary subject to social security contributions and capped at five times the social security ceiling. Employees contribute to the financing of the scheme to the extent of 0.7% of their gross salary. The insurance organisation tasked with managing the fund is Arial Assurance.
The scheme was improved in parallel for executive managers in terms of work time organisation (to meet the definition of article L. 3111-2 of the French Labour Code), as per the decision dated 17 August 2009. Accordingly, Antargaz pays an additional contribution equal to 3.5% of the gross compensation package subject to social security contributions and taken into account to the extent of six times the social security ceiling. The insurance organisation tasked with managing the funds is Cardif BNP Paribas.
The implemented system makes it possible for the appropriate employees to build up a supplementary retirement scheme in addition to the compulsory retirement schemes of the French social security and additional schemes.
It is stipulated that the company commitment applies only to payment of contributions of the amounts stated above. Benefits paid to beneficiaries upon retirement by the insurance organisation in the form of an annuity are those from group capitalisation retirement policies taken out by the company with Arial Assurance (all employees) and Cardif BNP Paribas (executives). They are contingent on the amount of contributions paid on behalf of each employee and on the duration of contributions and are deducted from any entitlements payable form the retirement scheme with pre-defined benefits referred to above.
Finally, it is also stipulated that in all cases, the entitlements of the employees concerned which stem from contributions paid accordingly will be applicable even if they do not end their career within the company.

Article 39:	regulation dated August, 17, 2009
Article 83:	agreement dated July, 10, 2009 regulation dated August, 17, 2009

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